EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2001, is by and among Smiths Industries Aerospace & Defense Systems Inc., a Delaware corporation ("Purchaser"), Bloodhound Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub"), and Barringer Technologies Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective companies and their stockholders to effect the merger of Merger Sub with and into the Company pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound, Purchaser, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

     "Acquisition Transaction Proposal" has the meaning ascribed to such term in
Section 9.3.

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

     "Agent" has the meaning ascribed to such term in Section 2.7.

     "Agreement" means this Agreement and Plan of Merger.

     "Alternate Transaction" has the meaning ascribed to such term in Section
9.3.

     "Benefit Plan" has the meaning ascribed to such term in Section 4.10.

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

     "Certificate" means an outstanding certificate or an uncertificated share which immediately prior to the Effective Time represented Shares.

     "Certificate of Merger" has the meaning ascribed to such term in Section
2.3.

     "CFIUS" means the Committee on Foreign Investment in the United States under the Exon-Florio Provision.

     "Claim" has the meaning ascribed to such term in Section 7.5.

     "Class A Shares" means the shares of Class A Convertible Preferred Stock, $2.00 par value per share, of the Company.

     "Class B Shares" means the shares of Class B Convertible Preferred Stock, $2.00 par value per share, of the Company.

     "Closing" has the meaning ascribed to such term in Section 2.11.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Shares" means the shares of Common Stock, $0.01 par value per share, of the Company.

     "Company" has the meaning ascribed to such term in the heading of this Agreement.

     "Company Balance Sheet" has the meaning ascribed to such term in Section
4.5.

     "Company Employees" has the meaning ascribed to such term in Section 7.8.

     "Company Stock Option" has the meaning ascribed to such term in Section
2.6.

     "Confidentiality Agreement" means the Confidentiality Agreement, dated as of September 25, 2000, entered into between Purchaser and William Blair & Company L.L.C., as agent for the Company.

     "Contracts" has the meaning ascribed to such term in Section 4.16.

     "Credit Agreement" means the Revolving Credit Loan Agreement, dated as of March 13, 1998, by and among the Company, certain of its Subsidiaries and Fleet Bank, N.A., as amended.

     "DGCL" means the Delaware General Corporation Law.

     "Disclosure Letter" has the meaning ascribed to such term in Section 3.2.

     "Dissenting Shares" has the meaning ascribed to such term in Section 2.6.

     "Effective Time" has the meaning ascribed to such term in Section 2.3.

     "Environment" shall mean and refer to all conditions of soil (surface and subsurface), geologic strata and formations, streams, rivers, bays, ponds, impoundment, estuaries, or other surface water, ground water, occasional or perched water in or on the surface or subsurface, marshes and other wetlands, flood plains, sediments, sludges, air, waste, and all materials applied to or associated with any physical improvement or structure, whose use, removal, or disposal is subject to any Environmental Law, including without limitation, any Regulated Substances.

     "Environmental Authority" shall mean any Governmental Authority having jurisdiction over Environmental Matters, including without limitation, the New Jersey Department of Environmental Protection (NJDEP), the United States Environmental Protection Agency (EPA), Environment Canada, and any successor agency.

     "Environmental Claim" shall mean any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental Authority, private person and citizens group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the Environment, of any Regulated Substances at any location, including, but not limited to, any off-site location to which any Regulated Substances or materials containing any Regulated Substances were sent for handling, storage, treatment, or disposal.

     "Environmental Laws" means any and all applicable common law, statutes, regulations, bylaws, rules, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements and regulations, of the United States of America (including all federal and state laws), the State of New Jersey, the County of Somerset, the Township of Warren, Canada, the Province of Ontario and all other Environmental Authorities, dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.9601 et seq., (CERCLA), the Hazardous Material

Transportation Act, 49 U.S.C.ss.1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C.ss.6901 et seq. (RCRA), the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss.136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C.ss.11001 et seq., ISRA; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (Spill Act); the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq. as in effect and amended, and all other applicable federal, state, municipal, county, local, Canadian, provincial and other foreign laws and ordinances, and the rules and regulations promulgated thereunder, and any applicable provisions of common law and civil law providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these laws, ordinances, rules and regulations were in the past or will be prior to the Effective Time in effect.

     "Environmental Matters" means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the Environment, human health, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Authority whatsoever.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exon-Florio Provision" means the Exon-Florio amendment to the Omnibus Trade and Competitiveness Act of 1988 as amended by the Defense Authorization Act for Fiscal Year 1993, as amended.

     "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

     "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

     "Indemnitees" has the meaning ascribed to such term in Section 7.5.

     "ISRA" has the meaning ascribed to such term in Section 8.3.

     "ISRA Clearance" has the meaning ascribed to such term in Section 8.3.

     "Loan Obligor" has the meaning ascribed to such term in Section 7.12.

     "Loan Reduction Amounts" has the meaning ascribed to such term in Section 7.12.

     "Loans" has the meaning ascribed to such term in Section 7.12.

     "Material Adverse Effect" means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and shall exclude changes (a) that generally affect the industries and markets in which the Company and its Subsidiaries operate, or resulting from general political, economic or market conditions (including changes in interest rates), changes in accounting principles or changes in laws, regulations or regulatory policies of general applicability (or interpretations thereof); and
(b) resulting from or arising out of adverse changes in relationships with customers, suppliers and employees resulting from the proposed acquisition of the Company by the Purchaser and any of the transactions contemplated hereby.

     "Merger" has the meaning ascribed to such term in Section 2.1.

     "Merger Consideration" means $87,641,003.26 in cash.

     "Merger Sub" has the meaning ascribed to such term in the heading of this Agreement.

     "NJDEP" has the meaning ascribed to such term in Section 8.3.

     "Payment Fund" has the meaning ascribed to such term in Section 2.7.

     "Pension Plan" has the meaning ascribed to such term in Section 4.10.

     "Permitted Investments" has the meaning ascribed to such term in Section
2.7.

     "Per Share Class A Merger Consideration" has the meaning ascribed to such term in Section 2.6.

     "Per Share Class B Merger Consideration" has the meaning ascribed to such term in Section 2.6.

     "Per Share Common Merger Consideration" means the amount determined by dividing (A) the Merger Consideration by (B) the sum of (i) the total number of the Common Shares issued and outstanding as of the Effective Time, (ii) the total number of Common Shares which would be issuable upon conversion of the Class A Shares, (iii) the total number of Common Shares which would be issuable upon conversion of the Class B Shares, (iv) the total number of

Common Shares that are issuable upon exercise of the Company Stock Options, and
(v) the total number of Common Shares that are issuable upon exercise of the Warrants.

     "Per Share Merger Consideration" means, as applicable, the Per Share Common Merger Consideration, the Per Share Class A Merger Consideration or the Per Share Class B Merger Consideration.

     "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Proxy Statement" has the meaning ascribed to such term in Section 4.24.

     "Proprietary Rights" has the meaning ascribed to such term in Section 4.12.

     "Purchaser" has the meaning ascribed to such term in the heading of this Agreement.

     "Purchaser Benefit Plans" has the meaning ascribed to such term in Section 7.8.

     "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, lead paint, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

     "Rights Agreement" means the Stockholder Protection Rights Agreement, dated as of August 26, 1998, between the Company and American Stock Transfer and Trust Company, as rights agent.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning ascribed to such term in Section 4.6.

     "Shares" means the Common Shares, the Class A Shares and the Class B
Shares.

     "Stock Option Plan" means the Company's Amended and Restated 1997 Stock Compensation Program.

     "Stockholders Meeting" has the meaning ascribed to such term in Section
4.24.

     "Subsidiary" has the meaning ascribed to such term in Rule 1-02 of SEC Regulation S-X and refers only to a Subsidiary of the Company.

     "Superior Proposal" has the meaning ascribed to such term in Section 7.3.

     "Surviving Corporation" has the meaning ascribed to such term in Section
2.1.

     "Tail Policy" has the meaning ascribed to such term in Section 7.5(b).

     "Taxes" shall include any of the following imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, employer health, payroll, employment, health, social services, education and social security (or similar), unemployment, disability, real property, personal property, capital, sales, use, transfer, land transfer, registration, goods and services, harmonized sales or value added tax, any alternative or add-on minimum tax, any surtax, any estimated tax, and any levy, impost, duty, assessment or charge or withholding, all customs duties and import and export taxes, all license and other fees, premiums and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions, and any other taxes, in each case including any interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof or addition thereto.

     "Tax Return" means any return, declaration, report, claim for refund, information return, election, notice, filing or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Authority.

     "Third Party" has the meaning ascribed to such term in Section 4.24.

     "Warrants" means outstanding warrants to purchase Common Shares.

     1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) the word "and" includes the word "or"; and (vi) the word "or" is disjunctive but not necessarily exclusive. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Statements made to the knowledge of the Company, and statements made regarding the awareness of the Company, shall refer to the actual knowledge and actual awareness of the individuals identified in Section 1.2 of the Disclosure Letter or those individuals who are successors to the positions listed thereon.

                                   ARTICLE II
                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger"), the separate existence of Merger Sub (except as may be continued by operation of law) shall thereupon cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     2.2 Effect of the Merger. The Merger shall have the effects specified in the DGCL.

     2.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the "Certificate of Merger"). The time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as specified in the Certificate of Merger as the Merger is to be effective) is referred to herein as the "Effective Time."

     2.4 Certificate of Incorporation; By Laws. The Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, and thereafter shall continue to be its Certificate of Incorporation and By-Laws until amended as provided therein and under the DGCL.

     2.5 Directors and Officers of Surviving Corporation.

     (a) The directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

     2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the holder of any Shares:

     (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled pursuant to Section 2.6(e) hereof), shall be canceled and extinguished and be converted into and represent the right to receive from Purchaser an amount equal to the Per Share Common Merger Consideration in cash, without interest.

     (b) Each Class A Share issued and outstanding immediately prior to the Effective Time (other than Class A Shares to be canceled pursuant to Section 2.6(e) hereof) shall be canceled and extinguished and converted into and represent the right to receive from Purchaser an amount (the "Per Share Class A Merger Consideration") equal to (i) the Per Share Common Merger Consideration in cash, without interest, multiplied by (ii) the number of, or fraction of one, Common Share(s) into which a Class A Share would be convertible at the Effective Time.

     (c) Each Class B Share issued and outstanding immediately prior to the Effective Time (other than Class B Shares to be canceled pursuant to Section 2.6(e) hereof) shall be canceled and extinguished and be converted into and represent the right to receive from Purchaser an amount (the "Per Share Class B Merger Consideration") equal to (i) the Per Share Common Merger Consideration in cash, without interest, multiplied by (ii) the number of, or fraction of one, Common Share(s) into which a Class B Share would be convertible at the Effective Time.

     (d) All Shares, by virtue of the Merger and without any action on the part of the holders of the Merger, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the applicable Per Share Merger Consideration for each such Share upon the surrender of such Certificate in accordance with Section 2.8.

     (e) Each Share issued and outstanding immediately prior to the Effective Time that is (i) held in the treasury of the Company or (ii) owned by Purchaser or any direct or indirect subsidiary of Purchaser (including Merger Sub) shall be canceled and retired and no payment shall be made with respect thereto.

     (f) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

     (g) Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised such holder's appraisal rights (the "Dissenting Shares") under the DGCL, shall not be converted into the right to receive the applicable Per Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder's Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the applicable Per Share Merger

Consideration. The Company shall give Merger Sub and Purchaser (i) prompt notice of any notices or demands for appraisal or payment for Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without prior written consent of Merger Sub and Purchaser, make any payments with respect to, or settle, offer to settle or otherwise negotiate, with respect to any such demands. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to the DGCL, shall be canceled.

     (h) Immediately prior to the Effective Time, each outstanding option to purchase Common Shares (each, a "Company Stock Option"), whether or not then exercisable or vested, shall become fully exercisable and vested. At the Effective Time (i) each Company Stock Option which is then outstanding shall be canceled and (ii) in consideration of such cancellation, and except to the extent that Purchaser and the holder of any such Company Stock Option shall otherwise agree, at the Effective Time, the Purchaser shall pay to such holders of Company Stock Options an amount in respect thereof equal to the product of
(x) the excess of the Per Share Common Consideration over the exercise price thereof, if any, and (y) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto). No payment shall be made with respect to any Company Stock Option having a per share exercise price, as in effect at the Effective Time, equal to or greater than the Per Share Common Merger Consideration.

     (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Warrants, each Warrant that is unexpired and unexercised immediately prior thereto shall thereafter constitute, upon conversion by the holder thereof, the right to receive from Purchaser an amount in respect thereof, pursuant to the terms and conditions thereof, equal to the product of (x) the Per Share Common Merger Consideration less the per share conversion price of the Warrant and (y) the number of Common Shares subject thereto. No payment shall be made with respect to any Warrant having a per share exercise price, as in effect at the Effective Time, equal to or greater than the Per Share Merger Consideration. Prior to the Effective Time, the Company and Purchaser shall take all such actions as may be necessary (including the giving of notice to the holders of the Warrants) to make the adjustments contemplated by this subsection (i) of this Section 2.6.

     2.7 Payment Fund. Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Agent"). All fees and expenses of the Agent shall be borne by the Surviving Corporation. Immediately prior to the Effective Time, Purchaser shall deposit or shall cause to be deposited with the Agent in a separate fund established for the benefit of the holders of Shares, an amount equal to those amounts to be paid in accordance with this Article II (other than payments to the Company, any subsidiary of the Company, Purchaser, Merger Sub or any other subsidiary of Purchaser) less any Loan Reduction Amounts (the "Payment Fund"), in immediately available funds. The Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

     The Agent shall invest portions of the Payment Fund as Purchaser directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Article II. Purchaser shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings of Permitted Investments shall be paid to Purchaser. If, for any reason (including losses incurred as a result of Permitted Investments), the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under this
Article II, Purchaser shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     2.8 Payment of Cash for Shares. The Purchaser agrees that promptly after the Effective Time it shall distribute to each holder of a Certificate a form of letter of transmittal and instructions (in the form and substance of a letter of transmittal and instructions to be approved by the Company prior to the Effective Time, such approval not to be unreasonably withheld) for use in effecting the surrender of the Certificates. Each such holder shall be entitled upon surrender of one or more Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, to receive in exchange therefor a check representing the amount to which such holder is entitled in respect of the canceled Shares represented by such Certificates after giving effect to any required tax withholding. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive such amount. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall be otherwise in proper form for transfer, with the registered owner's signature guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States, and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Purchaser or the Agent that such tax either has been paid or is not payable. Promptly following the date which is one year after the Effective Time, the Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares and certificates representing Shares held directly or indirectly by Purchaser or in the treasury of the Company) may surrender such certificate to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the applicable Per Share Merger Consideration relating thereto, without any interest thereon. None of the Company, Purchaser, the Surviving Corporation or the Agent shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the Shares represented thereby except as otherwise provided herein or by law.

     2.9 Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of Company Stock shall have been lost, stolen or destroyed, the Agent shall make such payment in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Purchaser, the Surviving Corporation, or the Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     2.10 Taking of Necessary Action; Further Action. Each of Purchaser, Merger Sub and the Company will take all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible, unless, in the case of action to be taken by the Company, the Company's Board of Directors determines, in good faith and following consultation with its outside counsel as to legal matters, that its fiduciary duties require that it not take such action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full rights, title and possession to all assets, properties, rights, privileges, immunities and franchises of either the Company or Merger Sub, the officers and directors of each such corporation are fully authorized in the name of such corporation or otherwise to take, and shall take, all such lawful and necessary action.

     2.11 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m., local time on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other place and time as the parties may mutually agree.

     2.12 Transfer of Shares After Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares outstanding immediately prior to the Effective Time. There shall be no further registration of transfers on the stock transfer books of the Company of Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                                   ARTICLE III
               STANDARDS FOR REPRESENTATIONS AND WARRANTIES OF THE
                               COMPANY; DISCLOSURE

     3.1 Standards. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, THE COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM OR USAGE IN THE TRADE OR OTHERWISE.

     3.2 Disclosure Letter.

     (a) On or prior to the date hereof, the Company has delivered to Purchaser a disclosure letter (the "Disclosure Letter"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Article IV, as applicable; provided, that the mere inclusion of an item in the Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item has resulted or would result in a Material Adverse Effect.

     (b) At any time prior to the tenth (10th) day before the Closing Date, the Company shall have the right by notice to Purchaser in the manner provided in
Section 10.2 to update or supplement the Disclosure Letter without the consent or approval of Purchaser; provided, however, that if the disclosure in the updated Disclosure Letter represents a change from the matters previously disclosed therein and such change results in the representation or warranty (A) if qualified by materiality, not to be true and correct or (B) if not qualified by materiality, not to be true and correct in all material respects, Purchaser shall have the right to terminate this Agreement by delivering, within ten (10) days after receipt of such updated or supplemented Disclosure Letter, written notice of its election to terminate.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser and Merger Sub as follows:

     4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority (corporate and other) to own its properties and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

     4.2 Subsidiaries. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power and authority (corporate and other) to own its properties and to carry on its business as it is now being conducted. Each such Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all liens, claims, or encumbrances, and there are no proxies outstanding with respect to such shares. Section 4.2 of the Disclosure Letter sets forth a true and complete list of the ownership interests of the Company in the Subsidiaries and in any other corporation, partnership, joint venture or other business association or entity.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 Common Shares, 1,000,000 shares of Convertible Preferred Stock, $1.25 par value per share, and 4,000,000 shares of Convertible Preferred Stock, $2.00 par value per share, of which 270,000 shares have been designated as Class A Shares and 730,000 shares have been designated as Class B Shares. As of the date hereof, (i) 7,872,006 Common Shares were outstanding, all of which were validly issued, fully paid and nonassessable,
(ii) no shares of Convertible Preferred Stock were outstanding, (iii) 29,168 Class A Shares were outstanding, all of which were validly issued, fully paid and nonassessable, (iv) 12,500 Class B Shares were outstanding, all of which were validly issued, fully paid and nonassessable, (v) 973,842 Common Shares were held in the treasury of the Company, (vi) 893,150 Common Shares were reserved for issuance pursuant to Company Stock Options, and (vii) 125,000 Common Shares were reserved for issuance upon the conversion of the Warrants.
Section 4.3 of the Disclosure Letter sets forth a true and complete listing of all outstanding Company Stock Options, the number of Company Stock Options held by each Person and the exercise prices of such Company Stock Options. Pursuant to the Rights Agreement, the Company has issued to the holders of its Common Stock rights to purchase shares of capital stock of the Company. Except as set forth above and except as set forth in Section 4.3 of the Disclosure Letter, there are not now, and at the Effective Time there will not be, any shares of capital stock or other equity securities of the Company issued or outstanding or any options, warrants or other rights, agreements, arrangements or commitments obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or of any Subsidiary. Except as set forth in
Section 4.3 of the Disclosure Letter or as contemplated by this Agreement, there are no outstanding contracts of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company or any Subsidiary.

     4.4 Authority Relative to this Agreement. The Company has the power and authority (corporate and other) to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, except for the approval of the Merger by the Company's stockholders. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject to general principles of equity, whether applied in a court of law or equity. Except as set forth in
Section 4.4 of the Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Company's or its Subsidiaries respective Certificate or Articles of Incorporation, Memorandum of Association, Code of Regulations or By-Laws (true, correct and complete copies of the Company's Certificate of Incorporation and By-Laws, each as amended through the date hereof, are annexed to Section 4.4A of the Disclosure Letter); (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (other than purchase orders for components used in the manufacture of the Company's products in the ordinary course of business), agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is bound or affected, except where any such breach, violation, right of termination, amendment, acceleration, cancellation, lien or encumbrance results in damages of less than $150,000 under any individual contract or $500,000 in the aggregate for all contracts; or (iii) violate any law, regulation, order, judgment or decree, applicable to the Company or any Subsidiary or by which any of their respective properties is bound or affected, or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered by its execution and performance of this Agreement, except where such violation, right of termination, acceleration or encumbrance, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 4.4 of the Disclosure Letter, the execution and delivery by the Company of this Agreement and consummation of the Merger by the Company will not require the consent or approval of or registration or filing with any Governmental Authority or other Person, other than (i) approval of the Company's stockholders, (ii) applicable requirements, if any, of the Exchange Act, state "blue sky" laws, the HSR Act and the Investment Canada Act, (iii) Purchaser's filing with the CFIUS pursuant to the Exon-Florio Provision all requisite documents and notifications (if any) in connection with this Agreement and the transactions contemplated hereby, (iii) filing and recordation of the Certificate of Merger, (iv) ISRA Clearance (as defined in Section 8.3(f)), and
(v) where failure to obtain such consents or approvals or to make such registration or filing would not have individually or in the aggregate a Material Adverse Effect on or prevent or materially delay the Company from performing its obligations under this Agreement.

     4.5 Financial Statements. The audited consolidated balance sheet of the Company as of December 31, 2000 (the "Company Balance Sheet") together with the consolidated income statements and statements of cash flows for the 12-month period then ended have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and statements of cash flow for the periods then ended.

     4.6 SEC Filings. The Company has filed and made available to Purchaser or its legal counsel all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1998 (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents previously provided to Purchaser comply as to form in all material respects with applicable accounting requirements and published rules of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and statements of cash flow for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein.

     4.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement), and since such date there has not been any Material Adverse Effect or any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect.

     4.8 Absence of Undisclosed Liabilities.Except as disclosed in Section 4.8 of the Disclosure Letter or in the SEC Documents, or which arise out of or relate to the transactions expressly contemplated by this Agreement, the Company and its Subsidiaries do not have any liabilities in excess of $250,000 in the aggregate, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), whether due or to become due, other than normal or recurring liabilities incurred since December 31, 2000 in the ordinary course of business consistent with past practices.

     4.9 Litigation and Liabilities. Section 4.9 of the Disclosure Letter sets forth a listing of all actions, suits or proceedings pending against the Company or any of the Subsidiaries. Except as disclosed in Section 4.9 of the Disclosure Letter or SEC Documents, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries or any judgment decree, injunction, rule or order of any governmental authority or arbitrator outstanding against the Company or any of its Subsidiaries that are reasonably likely, in the aggregate, to have a Material Adverse Effect or that would be required to be disclosed in an Annual Report on Form 10-K of the Company.

     4.10 Employee Benefits.

     (a) True and complete copies of all documents comprising Benefit Plans together with any trust agreements or documents comprising summary plan descriptions or other participant summaries relating to such Benefit Plans, and all annual reports required to be filed on Form 5500 series during the three years preceding the Effective Time for such Benefit Plans, have been provided to Purchaser. For purposes of this Agreement, the term "Benefit Plan" includes any plan, contract or arrangement (regardless of whether funded or unfunded, or foreign or domestic) which is sponsored by the Company or any of the Subsidiaries, or to which the Company or any of the Subsidiaries makes contributions or which covers any employee of the Company or any Subsidiary in his or her capacity as an employee or to which the Company or any Subsidiary has any obligation with respect to any current or former employee, and which is (i) an "Employee Benefit Plan" within the meaning of Section 3(3) of ERISA, (ii) a severance contract with (an) employee(s) or any severance plan applicable to employees, or (iii) a stock option plan or any plan of deferred compensation including, without limitation in the case of (i), (ii) or (iii) any such plan, benefit or obligation arising under an employment agreement.

     (b) All Benefit Plans are valid and binding and in full force and effect and there are no material defaults or defects thereunder. Each Benefit Plan complies currently, and has complied in the past, in all respects in form and operation, with its own provisions and all applicable provisions of ERISA, the Code, and other applicable law, except for failures to comply which would not have a Material Adverse Effect. Except as set forth in Section 4.10 the Disclosure Letter, the Company does not sponsor any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") which is intended to be qualified under Section 401(a) of the Code or any retiree health and life benefits under any Benefit Plan (excluding (i) continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 and
(ii) to the extent not material, any written arrangements for post-termination of employment medical or life coverage between the Company and any individual). Any such employee pension benefit plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to qualify in all respects with the requirements for which the remedial amendment period has not expired as of the Effective Time or is a prototype plan for which the sponsor of such plan has received an opinion letter from the IRS as to such plan's tax-qualified status with respect to all requirements for which the remedial amendment period has not expired as of the Effective Time. Neither the Company nor any of the Subsidiaries has engaged in a transaction with respect to any Benefit Plan that is reasonably likely to subject the Company or any of the Subsidiaries to a tax or penalty imposed by either Section 4975, 4980B or 4980D of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA or has failed to engage in any transaction necessary to avoid any such tax or penalty.

     (c) No Benefit Plan subject to Title IV of ERISA (including any "multiemployer plan" as defined in ERISA) has been sponsored or contributed to by the Company or any Subsidiary nor has the Company or any Subsidiary had an obligation to contribute to any such Benefit Plan during the six year period immediately preceding the date of this Agreement.

     (d) All contributions required to be made, and claims to be paid, under the terms of any Benefit Plan have been timely made or reserves therefor on the balance sheet of the Company have been established, which reserves are adequate in all material respects.

     4.11 Taxes.

     (a) The Company and each of its Subsidiaries: (i) have duly filed all Tax Returns required to be filed by them on or before the date hereof (taking into account any lawful extensions) and such Tax Returns are true, correct and complete in all material respects; (ii) have duly paid all Taxes shown to be due on such Tax Returns and have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid; and (iii) have not requested or obtained any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed.

     (b) Except as set forth in Section 4.11 of the Disclosure Letter or the SEC
Documents: (i) neither the Company nor any of its Subsidiaries is the subject of any currently ongoing Tax audit; (ii) no assessments or additional Taxes have been proposed or threatened against the Company or any of its Subsidiaries and
(iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Taxing Authority has advised the Company, formally or informally, of such Taxing Authority's intention to assess any additional Taxes against the Company for any period for which the Company has filed Tax Returns.

     (c) There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its Subsidiaries, other than liens for Taxes not yet due.

     (d) Neither the Company nor any of its Subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation. The Company is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G as a result of the transactions contemplated by this Agreement. The Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement. The Company is not required to make any adjustments to income under Section 481 of the Code for any period ending after the Closing Date or to otherwise include in Taxable income any amount that is attributable to a transaction occurring in a period ending on or prior to the Closing Date.

     (e) Neither the Company nor any of its Subsidiaries has any material liability for any Taxes of any Person other than any of the Company and its Subsidiaries under Treas. Reg.ss.1.1502-6 or any comparable provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

     (f) The Company and each of its Subsidiaries have in all material respects withheld and duly paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (g) Except as set forth in Section 4.11 of the Disclosure Letter, neither the Company nor any Subsidiary is treated for federal income tax purposes as a partner of any partnership.

     4.12 Proprietary Rights.

     (a) The Company and its Subsidiaries own and possess all right, title and interest in the patents, patent registrations, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations, copyrights applications, trade names, corporate names, technology, inventions, computer software, data and documentation (including electronic media), product drawings, trade secrets, know-how, customer lists, processes, other intellectual property and proprietary information or rights used in the business of the Company and its Subsidiaries as presently conducted, and permits, licenses or other agreements to or from third parties regarding the foregoing (the "Proprietary Rights"). Section 4.12 of the Disclosure Letter sets forth a listing of all patent registrations, trademark and service mark registrations, copyright registrations and applications therefor and all permits, licenses and other agreements, included in the Proprietary Rights.

     (b) Except as disclosed in Section 4.12 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Proprietary Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of the Company or any Subsidiary, except where such breach, individually or in the aggregate, would not have a Material Adverse Effect

     (c) Except as disclosed in Section 4.12 of the Disclosure Letter, (i) all patents, registered trademarks, service marks and copyrights which are held by the Company or any Subsidiary, and which are material to the business of the Company and the Subsidiaries, taken as a whole, are to the best knowledge of the Company valid and subsisting; (ii) the Company is not subject to any pending suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (iii) to the best knowledge of the Company the manufacturing, marketing, licensing or sale of the Company's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party known to the Company; and (iv) to the knowledge of the Company, no third party is infringing upon any patent, trademark, service mark, copyright, trade secret or other proprietary right of the Company.

     4.13 Licenses and Permits; Governmental Notices.

     (a) The Company and the Subsidiaries hold all licenses and permits necessary to conduct their respective businesses and to own and operate their respective assets and such licenses and permits are valid and in full force and effect, except where the failure to obtain or maintain such licenses or permits would not, individually or in the aggregate, have a Material Adverse Effect. No defaults or violations exist or have been recorded in respect of any license or permit of the Company and the Subsidiaries other than defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as disclosed in Section 4.13 of the Disclosure Letter, no proceeding is pending or, to the knowledge of the Company, threatened looking toward the revocation, limitation or non-renewal of any such license or permit, except for pending or threatened proceedings that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Since September 30, 2000, except as set forth in the SEC Documents and
Section 4.13 of the Disclosure Letter, the Company has not received any written notice regarding, and has not been made a party to, any proceeding which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect brought by any Governmental Authority alleging that (i) the Company is, or may be in, violation of any law, governmental regulation or order, (ii) the Company must change any of its business practices to remain in compliance with any law, governmental regulation or order, (iii) the Company has failed to obtain any license or permit required for the conduct of its business, or (iv) the Company is in default under or violation of any license or permit.

     4.14 Compliance with Laws. Except as set forth in Section 4.14 of the Disclosure Letter, the Company and the Subsidiaries have complied in a timely manner with all laws and governmental regulations and orders relating to any of the property owned, leased or used by them, or applicable to their business (excluding Environmental Laws, ERISA and other employee and employee benefit laws, and tax laws) except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.15 Insurance. Section 4.15 of the Disclosure Letter sets forth a listing of all insurance policies maintained by the Company and its Subsidiaries. All such policies are in full force and effect and all premiums (excluding retroactive adjustments) due and payable in respect of such policies have been paid.

     4.16 Contracts.

     (a) Section 4.16 of the Disclosure Letter sets forth a list of all written agreements of the Company or its Subsidiaries (other than contracts or leases for the sale in the ordinary course of business of the Company's services or products) that are currently in effect and that are (i) leases for real property with annual base rental costs of at least $150,000 per year; (ii) personal property leases, sales contracts and other agreements with respect to any personal property of the Company or its Subsidiaries which provide for the receipt or expenditure by the Company or its Subsidiaries, after the date of this Agreement, of more than $250,000; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $250,000 for one project or set of related projects; (iv) guarantees of obligations of Persons that are not Affiliates of the Company or its Subsidiaries; (v) agreements (including non-competition agreements) which restrict the kinds of businesses in which the Company or its Subsidiaries may engage or the geographical area in which any of them may conduct their business; (vi) indentures, mortgages, loan agreements or other agreements relating to the borrowing of money by the Company involving an amount in excess of $100,000; (vii) material licenses, agreements, assignments or contracts (whether as licensor or licensee, assignor or assignee) relating to any Proprietary Rights; (viii) brokerage or finder's agreements; (ix) joint venture agreements or partnership agreements; (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements executed within the last five years, in each case, involving an amount in excess of $500,000; or (xi) related to employment, including without limitation the payment of severance or bonuses, (all items listed in Section 4.16 of the Disclosure Letter being hereinafter referred to as "Contracts").

     (b) Each of the Contracts is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject to general principles of equity, whether applied in a court of law or equity. The Company, and to the knowledge of the Company each of the other parties thereto, are in compliance with the provisions of each of the Contracts, except where such noncompliance would neither give rise to a right of termination in such other parties nor would result in the payment of damages by the Company in excess of $150,000 under any individual Contract or $500,000 in the aggregate for all Contracts, the Company, and to the knowledge of the Company each of the other parties thereto, is not in default thereunder, except where such default would neither give rise to a right of termination in such other parties nor would result in the payment of damages by the Company in excess of $150,000 under any individual Contract or $500,000 in the aggregate for all Contracts; and no event has occurred which would constitute a default thereunder, except where such event would neither give rise to a right of termination in another party nor would result in the payment of damages by the Company in excess of $150,000 under any individual Contract or $500,000 in the aggregate for all Contracts.

     (c) To the Company's knowledge, as of the date hereof none of the other parties to any such Contracts has given written notice to the Company or a Subsidiary that it intends to terminate or materially alter the provisions of such Contracts either as a result of the transactions contemplated hereby or otherwise.

     (d) Neither the Company nor any Subsidiary has received written notice that it is in, nor has either the Company or a Subsidiary given written notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Contracts, except for defaults that would result in the payment of damages by the Company in an amount less than $150,000 under any individual Contract or $500,000 in the aggregate for all Contracts.

     (e) True and complete copies of all written Contracts, including any amendments thereto, have been delivered to Purchaser (other than those Contracts and amendments that are included in the SEC Documents).

     4.17 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. To the knowledge of the Company, since September 30, 1999, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     4.18 Environmental Matters. (a) Except as set forth in Section 4.18 of the Disclosure Letter or in the SEC Documents, the Company and its Subsidiaries have complied in all material respects with all Environmental Laws.

     (b) Neither the Company nor any of its Subsidiaries, nor any of their respective officers, employees, representatives or agents, nor, to the knowledge of the Company, any other person, has utilized, treated, stored, processed, discharged, spilled or otherwise disposed of any Regulated Substances at any real property or any other facility currently or formerly owned or leased by the Company or any of its Subsidiaries, in violation of any Environmental Laws, which violations may reasonably be expected to have a Material Adverse Effect.

     (c) There are no past, pending or threatened Environmental Claims against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries are aware of any circumstances which could reasonably be expected to form the basis of any Environmental Claim against the Company.

     (d) To the Company's knowledge, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl-containing equipment, or
(iii) asbestos-containing material at any property currently or formerly owned or leased by the Company or any of its Subsidiaries.

     (e) There have been no environmental investigations, studies, audits, tests or reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries with respect to any property currently or formerly owned or leased by the Company or any of its Subsidiaries which have not been made available to Purchaser.

     4.19 Board Recommendation; Required Vote. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) adopted a resolution approving this Agreement, and the transactions contemplated hereby, and declaring the Agreement to be advisable, and (ii) resolved to recommend that the holders of the Shares approve this Agreement and the transactions contemplated herein, including the Merger. The affirmative vote of holders of a majority of the outstanding Shares to approve the Merger is the only vote of the holders of any class or series of Company securities necessary to adopt the Agreement and approve the transactions contemplated hereby.

     4.20 Rights Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger the exercisability of any right under the Rights Agreement or otherwise affect any rights or obligations under the Rights Agreement.

     4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company, other than arrangements with William Blair & Company L.L.C. A true and complete copy of the engagement letter between the Company and William Blair & Company L.L.C. has previously been delivered to Purchaser.

     4.22 State Takeover Law. The Company has taken all actions necessary to render Section 203 of the DGCL inapplicable to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

     4.23 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by its financial advisor, William Blair & Company L.L.C., to the effect that in its opinion, as of the date of this Agreement, the consideration to be received by the holders of the Shares is fair to the holders of Shares from a financial point of view.

     4.24 Proxy Statement. The information provided by the Company for inclusion in the proxy statement (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the special meeting of the Company's stockholders to consider this Agreement (the "Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. No representation is made by the Company with respect to information supplied by any Person other than the Company for inclusion in the Proxy Statement. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Purchaser.

     4.25 Accuracy of Representations. No representation or warranty made by the Company pursuant to this Article IV contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or, as of the Closing Date, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

     5.1 Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority (corporate and other) to own its respective properties and to carry on its respective business as now conducted.

     5.2 Authority Relative to this Agreement. Each of Purchaser and Merger Sub has the power and authority (corporate and other) to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub, or their respective stockholders, are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes a valid and binding obligation of each such company, enforceable against each such company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject to general principles of equity, whether applied in a court of law or equity. Neither Purchaser nor Merger Sub is subject to or obligated under any provision of (i) its respective Certificate or Articles of Incorporation, Memorandum of Association, Code of Regulations or By-Laws, (ii) any contract, agreement, mortgage, indenture or other document, (iii) any license, franchise or permit or (iv) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created by its execution and performance of this Agreement, except, as to (ii), (iii) or (iv) above, where such breach, violation or right would not individually, or in the aggregate, prevent or materially delay Purchaser or Merger Sub from performing its obligations under this Agreement. The consummation of the Merger by Purchaser and Merger Sub will not require the consent or approval of any Governmental Authority or other Person, other than (i) satisfaction of applicable requirements, if any, of the Exchange Act, state "blue sky" laws and the HSR Act, (ii) filing and recordation of the Certificate of Merger, and (iii) where failure to obtain such consents or approvals would not prevent or materially delay Purchaser or Merger Sub from performing its obligations under this Agreement.

     5.3 Financing. The Purchaser has cash, marketable securities and credit available for use in connection with the acquisition of the Company in an aggregate amount necessary to consummate the Merger and pay the Merger Consideration.

     5.4 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities (other than those incident to its organization and the execution of this Agreement) and has conducted its operations only as contemplated hereby.

     5.5 Ownership of Shares. As of the date hereof, neither Purchaser nor any subsidiary of Purchaser (including Merger Sub) is the beneficial owner of any Shares.

     5.6 Brokers. Except for arrangements with Quarterdeck Investment Partners, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Purchaser or Merger Sub.

     5.7 Proxy Statement. The information provided in writing by Purchaser or Merger Sub expressly for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make such statements expressly provided by Purchaser or Merger Sub for inclusion in the Proxy Statement not false or misleading. No representation is made by Purchaser with respect to information supplied by any Person other than Purchaser or Merger Sub for inclusion in the Proxy Statement.

     5.8 Accuracy of Representations. No representation or warranty made by Purchaser or Merger Sub pursuant to this Article V contains or, as of the Closing Date, will contain any untrue statement of a material fact or omits or, as of the Closing Date, will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Purchaser shall otherwise agree in writing, or as otherwise expressly contemplated by this Agreement, the Company shall:

          (a) conduct its business, and shall cause its Subsidiaries to conduct their respective businesses, only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries; (ii) amend its Certificate of Incorporation or By-Laws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or, except pursuant to the terms of the Class A Shares and the Class B Shares, declare, set aside or pay any dividend or other distribution payable in cash, stock or property or, except pursuant to any obligation under any existing Benefit Plan or program of the Company with respect thereto, redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

          (c) except as set forth in Section 6.1 of the Disclosure Letter, not, and shall cause each of its Subsidiaries not to, (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued Common Shares reserved for issuance upon the exercise of Company Stock Options or the Warrants and Common Shares issuable upon the conversion of the Class A Shares or the Class B Shares; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any indebtedness for borrowed money other than in the ordinary course of business under the Credit Agreement (including hedging transactions) and consistent with past practices or as set forth in Section 6.1 of the Disclosure Letter, (iv) other than commitments set forth in Section 6.1 of the Disclosure Letter, assume, endorse (other than in the ordinary course of business consistent with past practices), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person other than a Subsidiary; (v) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Subsidiaries, or otherwise enter into any Contract other than in the ordinary course of business and consistent with past practices; (vi) other than commitments set forth in Section 6.1 of the Disclosure Letter or advances of expenses to employees in the ordinary course of business, make any loans to employees; (vii) undertake, make or commit to undertake or make any capital expenditures, other than commitments set forth in Section
     6.1 of the Disclosure Letter or capital expenditures made between the date hereof and the Effective Time in an average amount of no more than $100,000 per month (on a combined basis for the Company and the Subsidiaries) over such period; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (d) use reasonable best business efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and them;

          (e) not and shall cause its Subsidiaries not to (i) enter into any new agreements or amend or modify any existing agreements with any of their respective officers, directors or employees or with any "disqualified individuals" (as defined in Section 280G(c) of the Code); (ii) grant any increases in the compensation of their respective directors, officers and employees or any "disqualified individuals" other than increases in the ordinary course of business and consistent with past practice to persons who are not directors or corporate officers of or "disqualified individuals" with respect to the Company or any Subsidiary, provided, that the Company provides Purchaser with written notice of any such increase (except for increases of less than 5% of annual salary); (iii) enter into, adopt, amend or terminate, or grant any new benefit not presently provided for under, any employee benefit plan or arrangement, except as required by law or to maintain the tax qualified status of the plan; provided, however, it is understood that the Company is permitted to pay bonuses and change in control payments and to amend existing plans as contemplated by this Agreement or as described in Section
     6.1 of the Disclosure Letter; or (iv) except as contemplated by this Agreement or as described in Section 6.1 of the Disclosure Letter, take any action with respect to the grant of any severance or termination pay other than in the ordinary course of business and consistent with past practice and pursuant to policies in effect on the date of this Agreement;

          (f) not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than inventory, equipment and supplies in the ordinary course of business);

          (g) after the date hereof, invest, and cause its Subsidiaries to invest, any excess cash or cash equivalents of the Company solely in (i) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 180 days from the date of investment; (ii) certificates of deposit issued by any bank or trust company having capital, surplus of at least $500,000,000, maturing not more than 180 days from the date of investment; (iii) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 180 days from the date of investment; (iv) bank money market; (v) repurchase agreements with any bank, trust company or national banking association; or (vi) any mutual fund or separate account all of the investments of which are limited to those instruments set forth in clauses (i) through (v) above; and

          (h) take all actions reasonably necessary so that the conditions to Purchaser's or Merger Sub's obligations to consummate the Merger are satisfied on a timely basis, except as contemplated by this Agreement, unless the Board of Directors of the Company determines in good faith, following consultation with its outside counsel as to legal matters, that its fiduciary duties under applicable law require otherwise.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     7.1 Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare and (subject to Purchaser's approval) file with the SEC under the Exchange Act, and shall use all reasonable best efforts to have cleared by the SEC as soon as reasonably practicable after such filing, the Proxy Statement relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company at the Stockholders Meeting. The Proxy Statement, and all amendments and supplements thereto, will, as of their respective dates, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     7.2 Meeting of Stockholders of the Company. The Company will cause the Stockholders Meeting to be duly called and held as soon as practicable after final comments are received from the SEC relating to the proxy statement, in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws. The Board of Directors of the Company will recommend that the stockholders of the Company vote to adopt and approve the Merger and this Agreement and will not rescind such recommendation, which recommendation shall be contained in the Proxy Statement; provided, however, that such Board of Directors shall not be required to make, and shall be entitled to withdraw or modify, such recommendation if (i) the Company has complied with Section 7.3 and
(ii) in the reasonable good faith judgment of such Board of Directors, on the basis of advice of outside corporate counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would be contrary to the fiduciary duties of such Board of Directors to the Company's stockholders under applicable law.

     7.3 No Solicitation.

     (a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.1, it shall not, directly or indirectly, and shall cause its officers, directors, employees, representatives, agents, and affiliates, to not
(i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantially all of the assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Acquisition Transaction Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Transaction Proposal, or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Transaction Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors, directly or through representatives or agents on behalf of the Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Transaction Proposal by such person or entity, if and only to the extent that (1) such Acquisition Transaction Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Acquisition Transaction Proposal being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, the person or entity making such Superior Proposal has the financial means or access to credit to conclude such transaction, (2) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law; (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement between Purchaser and the Company, and (4) the Company shall have fully complied with this Section 7.3; or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Acquisition Transaction Proposal.

     (b) The Company shall notify Purchaser no later than forty-eight (48) hours after receipt by the Company (or its advisors) of any Acquisition Transaction Proposal or any request for nonpublic information in connection with a Acquisition Transaction Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, a Acquisition Transaction Proposal. Such notice to Purchaser shall be made orally and in writing and shall indicate in reasonable detail the identity of the person or entity making the Acquisition Transaction Proposal and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Acquisition Transaction Proposal are modified, then the Company shall notify Purchaser of the terms and conditions of such modification within forty-eight (48) hours of the receipt of such modification. The Company shall also notify Purchaser simultaneously with the delivery of notice to the directors of the Company of, and in any event at least twenty-four (24) hours prior to (unless a longer period is required by Section 7.3(c)), each meeting of the Board of Directors at which the Company will consider taking definitive action with respect to withdrawing or modifying, in a manner adverse to Purchaser, its recommendation to the Company's stockholders in favor of approval of the Merger.

     (c) Notwithstanding the foregoing, in the event that there exists a Superior Proposal before the Board of Directors of the Company and in the reasonable good faith judgment of the Company, on the basis of the advice of the outside corporate counsel of the Company, the failure to accept such Superior Proposal would be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, the Board of Directors of the Company may pursuant to Section 9.1(f) (subject to this and the following sentences) terminate this Agreement prior to the Stockholders Meeting and concurrently with such termination, cause the Company to enter into an acquisition agreement with respect to such Superior Proposal. Prior to entering into such an acquisition agreement with respect to such Superior Proposal, the Company shall have (i) provided written notice to Purchaser, two days prior to entering into such an acquisition agreement, that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; (ii) caused its financial and legal advisors to negotiate in good faith with Purchaser to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby; and (iii) paid the Termination Fee to Purchaser, in full and in immediately available funds.

     (d) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (other than any entered into in the ordinary course of business not in connection with any possible Acquisition Transaction Proposal) to which it or any of its Subsidiaries is a party.

     (e) The Purchaser shall keep confidential, under the terms of the Confidentiality Agreement (i) the existence and content of all notices to Purchaser or Merger Sub under this Section and (ii) the content of all communications between Company and Purchaser or Merger Sub.

     7.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) filing the Certificate of Merger, (ii) using reasonable efforts to remove any legal impediment to the consummation or effectiveness of such transactions and (iii) using reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities.

     7.5 Indemnification; Officers' and Directors' Insurance.

     (a) For a period of six years after the Effective Time, Purchaser shall cause the Surviving Corporation to maintain in effect the current provisions of the Certificate of Incorporation and By-laws of the Company (which shall be contained in the Certificate of Incorporation and By-laws of Merger Sub and the Surviving Corporation) relating to the rights to indemnification of officers and directors with respect to indemnification for acts and omissions occurring prior to the Effective Time.

     (b) The Company shall purchase policies of officers', directors', fiduciary and employer liability insurance comparable to such insurance most recently maintained by the Company (the "Tail Policy"), which Tail Policy shall continue in effect for six years from the Effective Time; provided, however, that the Company shall not pay more than $135,000 (net of refunds from the cancellation, as of the Effective Time, of the Company's existing insurance policies) for the Tail Policy.

     (c) In the event that the Surviving Corporation, or Purchaser or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation thereof or (ii) sells, leases, transfers or otherwise disposes of all or substantially all of its properties and assets to any Person, whether in a single transaction or a series of related transactions, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Purchaser, as the case may be, shall assume its obligations set forth in this
Section 7.5 or such obligation shall be assumed by an

Affiliate of Purchaser with a net worth equal to or greater than the net worth of the Surviving Corporation immediately prior to such transfer or sale.

     7.6 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of the Company or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7 Access to Information. The Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Purchaser complete access at all reasonable times, from the date hereof to the Effective Time, to its officers, employees, agents, properties, books and records, and shall furnish Purchaser all financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request. No investigation by a party heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the other party, which shall survive any such investigation, or the conditions to the obligation of such party to consummate the transactions contemplated hereby. Purchaser shall keep all information discovered in the course of such investigation confidential in accordance with the terms of the Confidentiality Agreement.

     7.8 Employee Benefits. For greater certainty, Sections 7.8(b), (c) and (d) do not apply in respect to those Benefit Plans that apply exclusively to Company Employees employed in Canada. Those Benefit Plans that apply exclusively to Company Employees employed in Canada shall continue to be in effect for such period of time as Purchaser may determine.

     (a) Purchaser and the Company agree that all employees of the Company and its Subsidiaries immediately prior to the Effective Time (the "Company Employees") shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that, except for Company Employees with fixed term employment agreements, Purchaser shall not have any obligation to continue employing Company Employees for any length of time thereafter.

     (b) As of the Closing Date, the Company Employees shall be eligible to participate in Purchaser employee benefit plans, programs, practices, policies and arrangements ("Purchaser Benefit Plans") in which similarly situated employees of Purchaser participate (including, without limitation, plans that provide for benefits in the nature of severance or termination pay or similar benefits following a "change in control" (as defined in such plans) of Purchaser), to the same extent as similarly situated employees of Purchaser; provided, however, that the benefits received by the Company Employees under such plans shall be no less, taken as a whole, than the benefits currently provided to the Company Employees under the existing Benefit Plans (other than the Company's supplemental retirement plan), through one year from the Effective Time. From and after one year from the Effective Time, the Company Employees shall be entitled to and shall receive such benefits as the then constituted management of the Surviving Corporation deems necessary and appropriate.

     (c) With respect to each Purchaser Benefit Plan, for purpose of determining eligibility to participate, vesting and entitlement to benefits, including vacation entitlement, service with the Company shall be treated as service with Purchaser. Such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Purchaser Benefit Plan shall waive pre-existing condition limitations with respect to any Company Employee who timely applies for coverage under such plan. Company Employees shall be given credit for amounts paid under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Benefit Plan.

     (d) Prior to the Closing Date, the Company shall (i) amend the Company's 401(k) deferred compensation plan to provide that the accounts of all Company Employees thereunder shall be fully vested upon the Effective Time; (ii) amend and restate the Company's 401(k) deferred compensation plan effective as of or prior to the Effective Time in the form of a nonstandardized prototype plan;
(iii) amend and terminate the Company's supplemental retirement plan to provide that all benefits of Company Employees thereunder shall be fully vested and paid to such Company Employees upon the Effective Time, and that no further benefits shall accrue thereunder to any participant after the Effective Time; (iv) use its best efforts to secure any necessary consents, and thereafter terminate and distribute the assets of the rabbi trust used in connection with the Company's supplemental retirement plan effective as of or prior to the Effective Time; and
(v) amend each other Benefit Plan which is either funded by a trust or insurance or which provides severance benefits to provide for cessation of participation by all Company Employees as of the Effective Time.

     (e) Prior to the Effective Time, the Company may establish a severance program in connection with the Merger pursuant to which a Company Employee may receive severance payments in the event that (i) such Company Employee's employment with the Surviving Corporation is terminated within one year after the Effective Time by the Surviving Corporation without cause, or (ii) such Company Employee terminates employment with the Surviving Corporation within one year after the Effective Time and after either (x) being required by the Surviving Corporation to relocate more than fifty (50) miles from such Company Employee's current residence, or (y) being required by the Surviving Corporation to accept a material reduction in base salary or material diminution in duties and responsibilities, provided that the aggregate of all payments that may be payable under any such program shall not exceed $80,000.

     7.9 Consents; Approvals. The Company and Purchaser shall each use its commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Purchaser shall promptly after the date hereof make all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Purchaser and the consummation by them of the transactions contemplated hereby. The Company and Purchaser shall furnish all information required to be included in the Proxy Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement. Each party hereto shall each make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within twenty (20) days after the date hereof and shall promptly supply any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. In addition, each party hereto shall promptly make any other filing that may be required under any antitrust law or by any antitrust authority. Purchaser shall file with the CFIUS pursuant to the Exon-Florio Provision all requisite documents and notifications (if any) in connection with this Agreement and the transactions contemplated hereby within twenty (20) days after the date hereof and shall promptly supply any additional information and documentary material that may be requested pursuant to the Exon-Florio Provision.

     7.10 Public Announcements. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with the other party prior to issuing any press release or otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statements as may, upon the advice of counsel, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system on which or through which such party's or its Affiliate's securities are traded.

     7.11 Purchaser and Merger Sub Covenant. Prior to the Closing, neither Purchaser nor Merger Sub, nor any subsidiary or Affiliate of Purchaser shall (a) take any action or omit to take any action that will (i) result in any of the representations or warranties contained in Article V (excluding those representations and warranties made as of a specified date) being inaccurate or incomplete on and as of the date of Closing, or (ii) prevent Purchaser or Merger Sub from consummating the transactions contemplated by this Agreement; or (b) acquire or enter into an agreement to acquire all or substantially all of the stock or assets of any Person other than the Company or an Affiliate of the Company (including any such acquisition structured as a merger or consolidation) or make any loan of money to or investment in any other company, in each case, that would reasonably be expected to prevent Purchaser or Merger Sub from consummating the transactions contemplated by this Agreement.

     7.12 Outstanding Loans. On or prior to the Closing Date, all outstanding loans made in connection with the purchase of Common Shares (collectively, the "Loans") owed from the Company's officers, directors and employees (collectively, the "Loan Obligors") to the Company shall be repaid in full. Notwithstanding the foregoing, in accordance with written documentation executed by each such Loan Obligor, the Loan of any Loan Obligor may be repaid in whole or in part by a reduction in the payment to be made on the Closing Date to such Loan Obligor under Section 2.6 of this Agreement (collectively, the "Loan Reduction Amounts").

     7.13 Company Stock Options.

     (a) Prior to the Closing Date, the Company shall provide written notice to each holder of Company Stock Options issued under the Stock Option Plan, which notice shall provide each such holder with the terms of the Amendment to the Stock Option Plan adopted on the date hereof pursuant to which each Company Stock Option held by such holder shall be automatically exercised on the Closing Date.

     (b) Prior to the Closing Date, each holder of a Company Stock Option which is not subject to the Stock Option Plan shall have surrendered such holder's Company Stock Options in exchange for an amount equal to (i) the excess of the Per Share Common Consideration over the exercise price for each Company Stock Option, if any, and (ii) the number of Common Shares subject thereto.

                                  ARTICLE VIII
                                   CONDITIONS

     8.1 Conditions to Obligation of Each Party to Effect the Merger. The obligation of each party hereto to effect the Merger is subject to the following conditions:

          (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company pursuant to the DGCL and the certificate of incorporation of the Company;

          (b) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger shall have been instituted and be pending; and

          (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or (ii) prohibiting or limiting in any material respect the ownership, operation or control by the Company, Purchaser or any of their respective subsidiaries of any portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries, or compelling the Company, Purchaser or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any material portion of the business or assets of the Company, Purchaser or any of their respective subsidiaries; nor shall any action have been taken by any Governmental Authority or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

     8.2 Additional Conditions to Obligation of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) Each of the representations and warranties of Purchaser and Merger Sub set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and Purchaser shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

     (b) Prior to or at the Closing, Purchaser shall have delivered to the Company the following documents as shall be reasonably requested by the Company in form and substance reasonably acceptable to the Company's counsel:

          (i) a certificate of the President or any Vice President of Purchaser and Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 8.2(a) have been satisfied;

          (ii) certificates of the Secretary or Assistant Secretary of Purchaser and Merger Sub, dated the Closing Date, as to the incumbency of any officer of Purchaser or Merger Sub executing this Agreement or any document related thereto and covering such other customary matters as the Company may reasonably request;

          (iii) certified copies of the resolutions of Purchaser's Board of Directors and Merger Sub's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby; and

          (iv) certified copies of the resolutions of Merger Sub's sole stockholder adopting and approving this Agreement, the Merger and the transactions contemplated hereby.

     (c) The Company shall have received evidence satisfactory to it that the Agent has received irrevocable deposit of the Merger Consideration at Closing.

     8.3 Additional Conditions to Obligation of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this

Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

          (a) Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and the Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing, except that the Company shall have duly performed or complied with each of the covenants set forth in Section 7.12 and Section 7.13 on or prior to or at Closing.

          (b) Prior to or at the Closing, the Company shall have delivered the following documents as shall be reasonably requested by Purchaser in form and substance reasonably acceptable to Purchaser's counsel:

               (i) a certificate of the President or any Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 8.3(a) have been satisfied; and

               (ii) a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to the incumbency of any officer of the Company executing this Agreement or any document related thereto and covering such other customary matters as Purchaser may reasonably request;

               (iii) a certified copy of the resolutions of the Company's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby; and

               (iv) a certified copy of the resolutions of the stockholders of the Company adopting and approving this Agreement, the Merger and the transactions contemplated hereby.

          (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Authority before any court or governmental authority, agency or tribunal, domestic or foreign, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Purchaser or Merger Sub damages in connection therewith that Purchaser reasonably determines is likely to result in money damages in excess of $1,000,000 (net of insurance proceeds applicable thereto), or
     (ii) seeking to prohibit or materially limit the ownership, operation or control by the Company, Purchaser or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Purchaser or any of their respective Subsidiaries, or to compel the Company, Purchaser or any of their respective

     Subsidiaries to dispose of, grant rights in respect of, or hold separate any material portion of the business or assets of the Company, Purchaser or any of their respective Subsidiaries.

          (d) Absence of Material Adverse Effect on the Company. No Material Adverse Effect with respect to the Company shall have occurred.

          (e) ISRA. Prior to Closing, the Company shall obtain and provide to Purchaser either: (1) a letter from the New Jersey Department of Environmental Protection ("NJDEP") stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder (collectively "ISRA") are not applicable to the transaction contemplated by this Agreement; or (2) an approved Negative Declaration (as defined by ISRA) or No Further Action Letter (as defined by
     ISRA) (the letter described in clause (1) of this sentence, the Negative Declaration or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the "ISRA Clearance") with respect to each and every Industrial Establishment (as defined by ISRA) involved in the transaction contemplated by this Agreement. If the Company is unable to obtain ISRA Clearance by the Closing for each and every Industrial Establishment in New Jersey involved in the transaction contemplated by this Agreement, then the Company shall apply for and, prior to Closing, enter into a Remediation Agreement (as defined by ISRA) with NJDEP or an amendment to an existing Remediation Agreement with NJDEP for each and every Industrial Establishment for which ISRA Clearance has not been obtained. In any such Remediation Agreement, the Company shall pay for and be identified as the sole party responsible for: (1) compliance with the Remediation Agreement after Closing; and (2) obtaining ISRA Clearance after the Closing. In addition, the Company shall provide all necessary financial assurance required by NJDEP under any such Remediation Agreement.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Merger may be abandoned, notwithstanding the approval thereof by the stockholders of the Company, at any time prior to the Effective Time:

          (a) by mutual written consent of the Company and Purchaser;

          (b) by either Purchaser or the Company if:

               (i) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

               (ii) if the Merger shall not have been consummated on or before 11:59 p.m., New York City time, on July 31, 2001, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant made in this Agreement by the party seeking to terminate; or

               (iii) if, at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the Company stockholders in favor of this Agreement and approval of the Merger shall not have been obtained;

          (c) by Purchaser if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its recommendation of this Agreement or the Merger to the Company's stockholders in a manner materially adverse to Purchaser; (ii) an Alternative Transaction involving the Company shall have taken place or the Board of Directors of the Company or any committee thereof shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of the Company or shall have publicly announced its intention to recommend such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of the Company or to engage in an Alternative Transaction or shall have failed to recommend against such Acquisition Transaction Proposal; or (iii) a tender offer or exchange offer for any of the outstanding shares of the Company Common Stock shall have been commenced (other than by Purchaser or an affiliate thereof) and the Board of Directors of the Company or any committee thereof shall have (A) recommended that the stockholders of the Company tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender or exchange offer; or

          (d) by Purchaser if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 8.3(a) or 8.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by the Company of written notice of such breach from Purchaser; or

          (e) by the Company if a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred which if uncured would cause any conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by Purchaser of written notice of such breach from the Company; or

          (f) by the Company in accordance with Section 7.3(c).

     9.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, there shall be no liability or obligation on the part of Purchaser, the Company, Merger Sub, or any of their respective officers, directors, stockholders or affiliates, except as set forth in Section
9.3. The foregoing limitations shall not apply, and the remedies provided by
Section 9.3 shall not be exclusive, to the extent that such termination results from the willful breach by a party of any of its material representations, warranties, covenants or agreements in

                                      -38
this Agreement. The provisions of Sections 7.7, 7.10 and 9.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     9.3. Fees and Expenses.

     (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. The Company shall pay all professional fees, including the fees of William Blair & Company L.L.C. and the fees of the Company's attorneys and accountants incurred in connection with this Agreement and the transactions contemplated hereby, on or prior to the Closing Date.

     (b) If any Acquisition Transaction Proposal is made between the date hereof and the termination of this Agreement, and this Agreement is terminated by Purchaser or the Company pursuant to Section 9.1(b)(iii) or Section 9.1(d) due to any breach of any covenant or agreement, then if an Alternative Transaction involving the Company shall take place or the Company shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Alternative Transaction within twelve (12) months of such termination, then the Company shall pay to Purchaser a termination fee in the amount of three million dollars ($3,000,000) (the "Termination Fee") simultaneously with the consummation of such Alternative Transaction.

     (c) If this Agreement is terminated by Purchaser pursuant to Section 9.1(c), then the Company shall pay to Purchaser the Termination Fee no later than one business day following such termination.

     (d) If this Agreement is terminated by the Company pursuant to Section 9.1(f), then the Company shall pay to Purchaser the Termination Fee prior to, and as a condition to, effectiveness of such termination.

     (e) Any Termination Fee payable under this Section 9.3 shall be paid in immediately available funds.

     (f) As used in this Agreement, an "Alternative Transaction" involving the Company means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Purchaser or Merger Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) from the Company more than thirty-five percent (35%) of the equity securities or voting power of the Company or any of its Subsidiaries; (ii) a transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) more than fifty percent (50%) of the equity securities or voting power of the Company or any of its Subsidiaries pursuant to a tender offer or exchange offer made directly to existing stockholders of the Company; (iii) a merger, consolidation, share exchange or other business combination involving the Company or any of its Subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than thirty-five percent (35%) of the outstanding equity securities or voting power of the Company or any of its Subsidiaries or of the entity surviving such merger or business combination or resulting from such consolidation, (iv) any other transaction or series of transactions (except for tender offers or exchange offers made directly to existing stockholders of the Company) pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of the Company or any of its Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than thirty-five percent (35%) of the fair market value of all the consolidated assets of the Company immediately prior to such transaction or series of transactions, or (v) any transaction or series of transactions (except for tender offers or exchange offers made directly to existing stockholders of the Company) pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Board of Directors of the Company or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of the Company.

     9.4 Amendment. This Agreement may be amended by the parties at any time before or after the approval of the Merger by the Company's stockholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     9.5 Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 Survival of Representation, Warranties and Agreements. No representations or warranties contained herein shall survive beyond the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     10.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three (3) calendar days after the date of mailing, as follows (or at such other address for a party as shall be specified by like notice):

        (a)  if to Purchaser or Merger Sub:

             Smiths Industries Aerospace & Defense Systems Inc.
             c/o Smiths Industries plc
             765 Finchley Road
             London, NW11 8DS
             United Kingdom
             Attention:  Corporate Secretary
             Telephone:  011-44-208-458-3232
             Facsimile:  011-44-208-209-1315

             With copies to:

             Morgan, Lewis & Bockius LLP
             1701 Market Street
             Philadelphia, Pennsylvania 19103-2921
             Attention: Michael J. Pedrick, Esq.
             Telephone: (215) 963-5000
             Facsimile: (215) 963-5299

        (b)  if to the Company:

             Barringer Technologies Inc.
             30 Technology Drive
             Warren, NJ  07059
             Attention: Chief Executive Officer
             Telephone: (908) 222-9100
             Facsimile: (908) 222-1556

             With copies to:

             Lowenstein Sandler PC
             65 Livingston Avenue
             Roseland, New Jersey 07068
             Attention: John D. Hogoboom, Esq.
             Telephone: (973) 597-2500
             Facsimile: (973) 597-2400

     10.3 No Third Party Beneficiaries. Except for the current officers and directors of the Company (who are third-party beneficiaries of the provisions set forth in Section 7.6 hereof), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

     10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except that the Confidentiality Agreement shall continue in full force and effect; (ii) shall not be assigned by operation of law or otherwise, provided, that Purchaser or Merger Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Purchaser, but no such assignment shall relieve Purchaser or Merger Sub, as the case may be, of its obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without giving effect to the principles of conflict or choice of laws thereof. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.



                                          SMITHS INDUSTRIES
                                          AEROSPACE &
                                          DEFENSE SYSTEMS INC.


                                          By: /s/ STEPHEN ELLIS
                                             -----------------------------------
                                                   Name: Stephen Ellis
                                                   Title: Authorized Signatory

                                          BLOODHOUND ACQUISITION,
                                          INC.


                                          By: /s/ JOHN SHEPHERD
                                             -----------------------------------
                                                   Name: John Shepherd
                                                   Title: President

                                          BARRINGER TECHNOLOGIES INC.


                                          By: /s/ STANLEY BINDER
                                             -----------------------------------
                                                   Name: Stanley Binder
                                                   Title: Chairman and Chief
                                                          Executive Officer